Exhibit 10.2

SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS

This SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS (“Release”) is made by Vineet Nargolwala (“Executive”), a resident of Massachusetts, in favor of Allegro MicroSystems, Inc. (the “Company”), and all related entities, corporations, partnerships and subsidiaries of the Company, as well as each of their current and former directors, insurers, officers, trustees, partners, successors in interest, representatives and agents.

WHEREAS, Executive’s employment by the Company will end on February 23, 2025 (the “Termination Date”); and

WHEREAS, Executive wishes to provide the Company with a general release in exchange for the consideration to be provided by the Company to Executive pursuant to that certain Employment Agreement between Executive and the Company dated as of May 2, 2022 and amended as of October 31, 2024 (the “Employment Agreement”).

NOW THEREFORE, in consideration of the commitments and mutual promises contained in this document, it is agreed as follows:

ONE: This Release shall constitute full accord and satisfaction of any and all claims which have been or could be raised by Executive and a covenant not to sue (as set forth in Paragraph THREE below).

TWO: Effective as of the Termination Date, Executive’s employment with the Company shall be terminated, and effective February 23, 2025 at 7:00 p.m. EST, Executive voluntarily resigns from any and all positions held with the Company, including but not limited to any position on the Company’s Board of Directors or any positions of any affiliated entities of the Company.

In return for Executive’s releases under this Release, the Company shall provide the following “Consideration” to Executive:

a)	The Base Salary and Target Bonus Severance defined in the Employment Agreement, which shall be an amount equal to THREE MILLION ONE HUNDRED AND FIFTY THOUSAND DOLLARS AND ZERO CENTS ($3,150,000.00), payable, less applicable withholdings and deductions, in a single lump sum cash payment on the first regular payroll date following the date this Release becomes effective.

b)	The Prorated Bonus defined in the Employment Agreement, which shall be an amount equal to FOUR HUNDRED TWENTY-THREE THOUSAND AND THREE DOLLARS AND ZERO CENTS ($423,003.00), payable, less applicable withholdings and deductions, in a single lump sum cash payment on the first regular payroll date following the date this Release becomes effective.

c)	If Executive is a participant on the Termination Date in a group health plan of the Company that is subject to Section 601 et seq. of the Employee Retirement Income Security Act of 1974, as amended, or similar state health care continuation coverage law (“COBRA”), and if Executive timely elects to accept continued health insurance coverage under COBRA, the Company will pay or reimburse Executive an amount equal to the full monthly cost of Executive’s COBRA coverage until the earlier of eighteen (18) months after the Termination Date or such date as Executive becomes eligible for health insurance coverage through any subsequent employment (the “COBRA Subsidy Period”). If Executive desires to continue health care coverage under COBRA after becoming eligible for other health insurance coverage or otherwise after the COBRA Subsidy Period, Executive may do so for the balance of the applicable COBRA period at Executive’s expense consistent with the requirements of COBRA. Notwithstanding the foregoing, the Company shall not be required to provide Executive with the healthcare continuation coverage benefits in this Section 4.2(c) if doing so would result in the imposition of penalties or other adverse consequences to the Company pursuant to the Patient Protection and Affordable Care Act of 2010, as amended, or any successor legislation or regulations thereunder.

d)	Accelerated vesting and payment of the following equity awards outstanding and held by Executive as of the Termination Date, in accordance with Section 4.2(d) of the Employment Agreement, as applicable, effective as of immediately prior to such Termination Date:

Awards	Grant Date	# of Shares Settled
RSU	8/1/2022	15,886
PSU	8/1/2022	84,907
RSU	5/15/2023	18,631
PSU	5/15/2023	49,647
RSU	6/11/2024	27,596
PSU	6/11/2024	37,794
PSU-AIP	6/11/2024	13,015

In addition, Executive shall receive the amounts not paid, if any, with respect to the following through the Termination Date: (i) any Annual Base Salary (defined in the Employment Agreement) and accrued but unpaid vacation, (ii) any reasonable, documented, out-of-pocket travel and other business expenses incurred by Executive in the performance of Executive’s duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures, and (iii) any amount arising from the Executive’s participation in, or benefits under, any employee benefit plans, programs or arrangements, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements.

Executive acknowledges, understands, and agrees that other than the Consideration set forth above and the items in the immediately prior paragraph, the Company shall not have any obligations to Executive for the payment of any compensation, benefits, expenses or any other amounts of any kind.

THREE: In return for the Consideration to be provided by the Company to Executive, on behalf of Executive and his heirs, beneficiaries, devisees, executors, administrators, attorneys, personal representatives, and assigns, Executive promises not to sue, and Executive releases and gives up any claim he/ she has or may have against, the Company or any of its current or former subsidiaries, affiliated companies, parent companies, shareholders, directors, officers, employees, agents, benefit plans, trustees or representatives, or their successors or assigns, including without limitation any claim under federal, state, or local law relating to Executive’s employment with the Company or the termination thereof, from the beginning of time up to and including the date of execution of this Release, including, but not limited to, any and all claims for breach of express or implied contract or any covenant of good faith and fair dealing; all claims for retaliation or violation of public policy; all claims for unpaid wages under the Massachusetts Wage Act or corresponding New Hampshire law; all claims arising under the Massachusetts and New Hampshire anti-discrimination in employment laws, the Massachusetts Civil Rights Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Patriot Act, the Family and Medical Leave Act, or any other federal, state, or local laws relating to employment or benefits associated with employment; claims for emotional distress, mental anguish, personal injury, loss of consortium, and any and all claims that may be asserted on Executive’s behalf by others; any claim for wages, compensation, and expenses paid or unpaid during the term of Executive’s employment; and any claim for compensatory, punitive, or liquidated damages, interest, attorney’s fees, costs, or disbursements. Executive retains Executive’s rights under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), for any accrued vested benefits under any retirement plan covering Executive’s employment, or rights to enforce the terms of this Release.

FOUR: Subject to Paragraph FIVE below, at any time during and after Executive’s employment with the Company, Executive will not, in any manner, directly or indirectly, make or publish any statement, whether orally or in writing, that would libel, slander, disparage, denigrate, ridicule or criticize the Company, any of its affiliates or any of its or their employees, officers or directors and the Company will instruct its directors and executive officers not to, in any manner, directly or indirectly, make or publish any statement, whether orally or in writing, that would libel, slander, disparage, denigrate, ridicule or criticize Executive.

FIVE: Executive acknowledges and understands that nothing in this Release or otherwise is intended to or shall prevent Executive from (a) communicating directly with, cooperating with, or providing information to, any federal, state or local government regulator, including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice, the U.S. National Labor Relations Act, or the U.S. Equal Employment Opportunities Commission, (b) providing truthful statements in response to legal process, required governmental testimony or filings or administrative or arbitral proceedings (including depositions in connection with such proceedings), in connection with litigation or arbitration between Executive and the Company, or (c) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Executive reasonably believes to be unlawful. Executive acknowledges that nothing contained in this Release or otherwise shall be construed to prohibit Executive from filing a charge with or participating in any investigation or proceeding conducted by the U.S. Equal Employment Opportunity Commission or a comparable state or local agency, provided, however, that Executive hereby agrees to waive his right to recover monetary damages or other individual relief in any charge, complaint or lawsuit filed by Executive or by anyone else on his behalf. Executive further acknowledges that the Company has provided Executive notice of his immunity rights under the Defend Trade Secrets Act, which states: “(1) An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (2) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose a trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal, and (B) does not disclose a trade secret, except pursuant to court order.”

SIX: This Release, including without limitation the general release and covenant not to sue, applies to all claims due to anything arising before Executive signed this Release, including even those claims not presently known to Executive.

SEVEN: This Release sets forth the entire understanding between the parties pertaining to this subject matter except for Sections 4.2, 5, 6, 7, 8 and 10 of the Employment Agreement and any agreements or provisions contained in other agreements between the Company and Executive pertaining to confidentiality, or non-solicitation. There is no other agreement, oral or written, which adds to or subtracts from this Release or the Employment Agreement or otherwise modifies them. In the event that any provision of this Release is held by any agency or court of competent jurisdiction to be illegal or invalid, the validity of the remaining provisions shall not be affected; and, the illegal or invalid provisions shall be reformed to the extent possible to be consistent with the other terms of this Release; and if they cannot be so reformed, then an invalid provision shall be deemed not to be a part of this Release.

EIGHT: This Release shall be interpreted under the laws of the state of Massachusetts.

NINE: EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS CAREFULLY READ AND UNDERSTANDS THIS RELEASE CONSISTING OF FOUR PAGES. EXECUTIVE ALSO ACKNOWLEDGES THAT EXECUTIVE ENTERS INTO THIS RELEASE VOLUNTARILY, WITH FULL KNOWLEDGE OF ITS SIGNIFICANCE AND WITHOUT PRESSURE OR COERCION. EXECUTIVE ALSO ACKNOWLEDGES THAT EXECUTIVE HAS HAD AN OPPORTUNITY TO CONSULT WITH COUNSEL PRIOR TO SIGNING THIS RELEASE.

IN WITNESS WHEREOF, the parties have executed this Separation Agreement and General Release of Claims as of the date indicated below.

ALLEGRO MICROSYSTEMS, INC.

/s/ Sharon Briansky
Name:	Sharon Briansky
Title:	Senior Vice President, General Counsel and Secretary

Date:	February 23, 2025

EXECUTIVE

/s/ Vineet Nargolwala

Vineet Nargolwala

Date:	February 23, 2025

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